Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports First-Quarter 2022 Financial Results;
Raises 2022 Net Sales and Earnings Outlook

HERSHEY, Pa., April 28, 2022 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended April 3, 2022, and raised its full-year financial outlook.

“We delivered strong double-digit sales and earnings growth with ongoing momentum across business units,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Our fast start, sustained consumer relevancy and increased visibility into our recently acquired businesses give us the confidence to increase our full-year net sales and earnings outlook despite an increasingly challenging and inflationary environment.”

First-Quarter 2022 Financial Results Summary1
•Consolidated net sales of $2,666.2 million, an increase of 16.1%.
•Organic, constant currency net sales increased 11.5%.
•The impact of acquisitions on net sales was a 4.6-point benefit.2
•Reported net income of $533.5 million and $2.57 per share-diluted, an increase of 35.3%.
•Adjusted earnings per share-diluted of $2.53, an increase of 31.8%.
1 All comparisons for the first quarter of 2022 are with respect to the first quarter ended April 4, 2021
2 Reflects the impact from the 2021 acquisitions of Pretzels Inc. (Pretzels), Dot’s Pretzels, LLC (Dot’s) and Lily’s Sweets, LLC (Lily’s)

2022 Full-Year Financial Outlook
The company is raising its 2022 net sales and earnings per share outlook to reflect the strength of its performance in the first quarter and expectations for the balance of the year:

2022 Full-Year Outlook	Total Company
Net sales growth[3]	10% - 12%
Reported earnings per share growth	8% - 11%
Adjusted earnings per share growth	10% - 12%

3 The impact of the Pretzels, Dot’s and Lily’s acquisitions is anticipated to be a 4- to 5-point benefit to net sales growth for the full-year 2022.

The primary drivers of the increased outlook are sustained consumer demand and favorable price elasticities across all segments along with increased visibility into customer orders and programs of the recently acquired Dot’s and Pretzels businesses. Elasticities were stronger than anticipated in the first quarter but are expected to moderate as consumers’ buying power is further pressured by inflation and fewer government benefits as the year progresses. Incremental profit from higher sales is expected to be partially offset by supply chain inflation and higher costs to serve incremental demand, resulting in slightly higher adjusted earnings per share growth.

Below is a reconciliation of projected 2022 and full-year 2021 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2022 (Projected)	2021
Reported EPS – Diluted	$7.69 – $7.91	$7.11
Derivative mark-to-market gains	—	(0.12)
Business realignment activities	0.02 – 0.04	0.09
Acquisition-related activities	0.19 – 0.25	0.16
Noncontrolling interest share of business realignment and impairment charges	—	0.03
Other miscellaneous benefits	—	(0.07)
Tax effect of all adjustments reflected above	(0.07)	(0.01)
Adjusted EPS – Diluted	$7.91 - $8.05	$7.19

2022 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

First-Quarter 2022 Results
Consolidated net sales were $2,666.2 million in the first quarter of 2022 versus $2,295.9 million in the prior-year period, an increase of 16.1%. Net price realization was a 6.9-point benefit driven primarily by list price increases across segments. Volume drove an incremental 4.6-point benefit driven by the replenishment of distributor inventory levels in the North America Confectionery segment as well as favorable price elasticities. Sales from the acquisition of Pretzels, Dot’s and Lily’s were a 4.6-point benefit and foreign exchange was not material in the first quarter.

Reported gross margin was 46.7% in the first quarter of 2022, compared to 45.7% in the first quarter of 2021, an increase of 100 basis points. This increase was driven by higher derivative mark-to-market gains and net price realization, partially offset by higher supply chain inflation and costs. Adjusted gross margin was 45.8% in the first quarter of 2022, in line with the prior year period. Net price realization, a timing benefit related to the inventory valuation method and fixed cost leverage benefited adjusted gross margin in the quarter, but were offset by broad-based supply chain inflation, increased labor investments and elevated costs to service higher-than-expected demand. Unfavorable mix, driven by recent acquisitions and the accelerated growth of the North America Salty Snacks segment, also contributed to this offset.

Selling, marketing and administrative expenses increased 6.0% in the first quarter of 2022 versus the first quarter of 2021 primarily driven by higher amortization and operating expenses related to recent acquisitions. Advertising and related consumer marketing expenses decreased 0.7% in the first quarter of 2022 versus the same period last year. Lower levels of advertising in response to capacity constraints on select confectionery brands and efficiencies related to new media partners were offset by higher advertising accruals related to increased sales and increased brand investment in the North America Salty Snacks segment. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 9.9% versus the first quarter of 2021. This increase was driven by higher amortization and operating expenses related to recent acquisitions and incremental capabilities and technology investments, partially offset by lower accruals for incentive compensation versus the prior-year period.

First-quarter 2022 reported operating profit of $721.0 million increased 30.4% versus the first quarter of 2021, resulting in an operating profit margin of 27.0%, an increase of 290 basis points. Adjusted operating profit of $707.9 million increased 27.4% versus the first quarter of 2021, resulting in adjusted operating profit margin of 26.6%, an increase of 240 basis points. Price realization and volume growth across segments, combined with a timing benefit related to the inventory valuation method and fixed cost leverage, more than offset broad-based inflation; higher supply chain costs, including investments in labor; and increased amortization and costs related to recent acquisitions to drive operating margin expansion in the first quarter.

The reported effective tax rate in the first quarter of 2022 was 21.2%, a decrease of 160 basis points versus the first quarter of 2021. The adjusted effective tax rate in the first quarter of 2022 was 21.2%, a decrease of 130 basis points versus the first quarter of 2021. Both the reported and adjusted effective tax rate decreases were driven by higher renewable energy tax credits and higher benefits related to employee-shared based payments versus the prior-year period.

The company’s first-quarter 2022 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $13.1 million, or $0.04 per share-diluted. For the first quarter of 2021, items positively impacting comparability totaled $3.7 million, or $0.02 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021

Derivative mark-to-market gains	$(27.4)	$(2.3)	$(0.13)	$(0.01)
Business realignment activities	1.3	6.9	—	0.04
Acquisition-related activities	13.0	0.2	0.07	—
Noncontrolling interest share of business realignment and impairment charges	—	1.1	—	0.01
Other miscellaneous benefits	—	(2.2)	—	(0.01)
Tax effect of all adjustments reflected above	—	—	0.02	(0.01)
	$(13.1)	$3.7	$(0.04)	$0.02

Segment performance for the first quarter of 2022 versus the prior-year period are detailed below. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $2,217.0 million in the first quarter of 2022, an increase of 11.7% versus the same period last year. Price realization was a 6.8-point benefit. Volume was a 3.8-point benefit driven by distributor inventory replenishment as well as favorable price elasticities. The net impact of the acquisition from Lily’s was a 1.1-point benefit.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the twelve-week period ended April 17, 20224 in the multi-outlet combined plus convenience store channels (MULO+C) increased 4.9%. Excluding seasonal products, demand for Hershey’s confectionery products remained strong with retail sales growth of 8.1%. Take-home chocolate sales and accelerating sales of Jolly Rancher and Twizzlers products drove this strong everyday growth. Despite strong growth across brands, Hershey’s confectionery share declined 144 basis points as capacity constraints limited the company’s ability to invest in media and promotions and fully service demand. These declines were in line with expectations and are expected to improve as supportability improves throughout the year. Hershey’s confectionery share remains approximately 38 basis points higher than pre-pandemic levels.
4 Includes candy, mint, gum, confectionery salty snacks and grocery items

The North America Confectionery segment reported segment income of $781.9 million in the first quarter of 2022, reflecting an increase of 21.7% versus the prior-year period, resulting in segment margin of 35.3%, an increase of 2.9-points. Net price realization and reduced advertising levels, combined with a timing benefit related to the inventory valuation method and fixed cost leverage, drove profit gains, which were partially offset by inflation, incremental costs to serve elevated demand and higher operating expenses.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $226.1 million in the first quarter of 2022, an increase of 86.2% versus the same period last year. Sales from the acquisitions of Dot’s and Pretzels was a 69.0-point benefit. Net price realization was a 13.2-point benefit and volume was a 4.0-point benefit.

Hershey’s U.S. salty snack retail takeaway, including Dot’s, in MULO+C increased 36.7% in the 12-week period ended April 17, 2022, driven by robust consumer demand across Hershey’s salty snack brands. SkinnyPop brand’s retail sales growth increased 13.4%, gaining 60 basis points of ready-to-eat popcorn share in the 12-week period. Pirate Booty’s brand maintained its momentum with retail sales growth of 55.4%. Both brands benefited from consumers seeking permissibility and convenience as they return to pre-pandemic routines, benefiting multi-pack and instant consumable products with combined retail sales growth of 35.7%. Dot’s products reported extraordinary retail sales growth of 103.0% as the brand gained significant distribution while sustaining sales velocities in the latest period. As a result of this strong performance, Dot’s gained 630 basis points of pretzel share, and now holds 17.1% of total pretzel category share as of the latest 12-week period.

North America Salty Snacks segment income decreased 16.1% to $21.3 million in the first quarter of 2022, compared to $25.4 million in the first quarter of 2021, resulting in segment margin of 9.4%, a decrease of 11.5 points. Unfavorable mix from acquisitions was an approximately 500 basis point headwind in the first quarter. Broad-based supply chain inflation also led to higher raw material and logistics costs. Additionally, higher brand investment to support volume elasticities and to maintain household penetration gains led to higher advertising expenses. Incremental start-up costs related to distribution network expansion and outsourcing costs related to higher-than-anticipated demand further pressured profits. Net price realization and volume gains partially offset these headwinds.

International
First-quarter 2022 net sales for Hershey’s International segment increased 17.9% versus the same period last year to $223.1 million. Excluding a 0.2-point benefit from foreign currency exchange rates, constant currency net sales increased 17.7%. Volume gains contributed 11.9 points to net sales growth, driven by the strong consumer buying power and mobility along with key strategic brand activations. Price realization was a 5.8-point benefit driven by list price increases across markets.

The International segment reported a $42.0 million profit in the first quarter of 2022, reflecting an increase of $14.6 million versus the prior-year period, resulting in segment margin of 18.8%, an increase of 4.3 points. The profit increase was driven by volume gains, net price realization and favorable operating expenses in the prior-year period related to the operating model optimization in China, which more than offset inflation and higher logistics costs.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the first quarter of 2022 was $137.3 million, a decrease of $2.4 million, or 1.7%, versus the same period of 2021. This decrease was driven by lower accruals for incentive compensation versus the prior-year period, which was partially offset by incremental capability and technology investments.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its first-quarter 2022 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the first-quarter 2022, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, and other miscellaneous benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	April 3, 2022	April 4, 2021
Reported gross profit	$1,245,480	$1,048,951
Derivative mark-to-market gains	(27,379)	(2,284)
Business realignment activities	27	3,995
Acquisition-related activities	3,384	—
Non-GAAP gross profit	$1,221,512	$1,050,662

Reported operating profit	$720,990	$553,044
Derivative mark-to-market gains	(27,379)	(2,284)
Business realignment activities	1,281	6,927
Acquisition-related activities	12,996	171
Other miscellaneous benefits	—	(2,155)
Non-GAAP operating profit	$707,888	$555,703

Reported provision for income taxes	$143,926	$117,323
Derivative mark-to-market gains*	(6,485)	(2,319)
Business realignment activities*	303	1,194
Acquisition-related activities*	3,088	41
Other miscellaneous benefits*	—	54
Non-GAAP provision for income taxes	$140,832	$116,293

Reported net income	$533,478	$395,799
Derivative mark-to-market (gains) losses	(20,894)	35
Business realignment activities	978	5,733
Acquisition-related activities	9,908	130
Noncontrolling interest share of business realignment and impairment charges	—	1,078
Other miscellaneous benefits	—	(2,209)
Non-GAAP net income	$523,470	$400,566

Reported EPS - Diluted	$2.57	$1.90
Derivative mark-to-market gains	(0.13)	(0.01)
Business realignment activities	—	0.04
Acquisition-related activities	0.07	—
Noncontrolling interest share of business realignment and impairment charges	—	0.01
Other miscellaneous benefits	—	(0.01)
Tax effect of all adjustments reflected above**	0.02	(0.01)
Non-GAAP EPS - Diluted	$2.53	$1.92

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	April 3, 2022	April 4, 2021
As reported gross margin	46.7%	45.7%
Non-GAAP gross margin (1)	45.8%	45.8%

As reported operating profit margin	27.0%	24.1%
Non-GAAP operating profit margin (2)	26.6%	24.2%

As reported effective tax rate	21.2%	22.8%
Non-GAAP effective tax rate (3)	21.2%	22.5%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended April 3, 2022
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions	Percentage Change on Organic Constant Currency Basis
North America Confectionery	11.7%	—%	11.7%	1.1%	10.6%

North America Salty Snacks	86.2%	—%	86.2%	69.0%	17.2%

International	17.9%	0.2%	17.7%	—%	17.7%

Total Company	16.1%	—%	16.1%	4.6%	11.5%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the first quarter of 2022 and 2021, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs.

Acquisition-related activities: During the first quarter of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s, Dot’s and Pretzels. During the first quarter of 2021, we incurred costs related to the integration of the 2019 acquisition of ONE Brands, LLC.

Noncontrolling interest share of business realignment and impairment charges: Certain of the business realignment and impairment charges recorded related to the divestiture of Lotte Shanghai Foods Co., Ltd. (“LSFC”), a joint venture in which we previously owned a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Other miscellaneous benefits: In 2021, we recorded a gain on the divestiture of LSFC.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time our other filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances.

The Hershey Company
Consolidated Statements of Income
for the periods ended April 3, 2022 and April 4, 2021
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended
			April 3, 2022	April 4, 2021

Net sales			$2,666,221	$2,295,948
Cost of sales			1,420,741	1,246,997
Gross profit			1,245,480	1,048,951

Selling, marketing and administrative expense			524,216	494,665
Business realignment costs			274	1,242

Operating profit			720,990	553,044
Interest expense, net			33,179	36,436
Other (income) expense, net			10,407	2,414

Income before income taxes			677,404	514,194
Provision for income taxes			143,926	117,323

Net income including noncontrolling interest			533,478	396,871

Less: Net gain attributable to noncontrolling interest			—	1,072
Net income attributable to The Hershey Company			$533,478	$395,799

Net income per share	- Basic	- Common	$2.66	$1.96
	- Diluted	- Common	$2.57	$1.90
	- Basic	- Class B	$2.42	$1.78

Shares outstanding	- Basic	- Common	146,464	146,972
	- Diluted	- Common	207,270	208,563
	- Basic	- Class B	59,614	60,614

Key margins:
Gross margin			46.7%	45.7%
Operating profit margin			27.0%	24.1%
Net margin			20.0%	17.2%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended April 3, 2022 and April 4, 2021
(unaudited) (in thousands except percentages)

	Three Months Ended
	April 3, 2022	April 4, 2021	% Change
Net sales:
North America Confectionery	$2,217,044	$1,985,416	11.7%
North America Salty Snacks	226,122	121,418	86.2%
International	223,055	189,114	17.9%
Total	$2,666,221	$2,295,948	16.1%

Segment income:
North America Confectionery	$781,885	$642,605	21.7%
North America Salty Snacks	21,301	25,378	(16.1)%
International	41,979	27,417	53.1%
Total segment income	845,165	695,400	21.5%
Unallocated corporate expense (1)	137,277	139,697	(1.7)%
Unallocated mark-to-market gains on commodity derivatives (2)	(27,379)	(2,284)	NM
Costs associated with business realignment initiatives	1,281	6,927	(81.5)%
Acquisition-related activities	12,996	171	NM
Other miscellaneous benefits	—	(2,155)	NM
Operating profit	720,990	553,044	30.4%
Interest expense, net	33,179	36,436	(8.9)%
Other (income) expense, net	10,407	2,414	331.1%
Income before income taxes	$677,404	$514,194	31.7%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended
	April 3, 2022	April 4, 2021
Segment income as a percent of net sales:
North America Confectionery	35.3%	32.4%
North America Salty Snacks	9.4%	20.9%
International	18.8%	14.5%

The Hershey Company
Consolidated Balance Sheets
as of April 3, 2022 and December 31, 2021
(in thousands of dollars)

Assets	April 3, 2022	December 31, 2021
	(unaudited)
Cash and cash equivalents	$338,055	$329,266
Accounts receivable - trade, net	868,426	671,464
Inventories	1,031,503	988,511
Prepaid expenses and other	219,454	256,965

Total current assets	2,457,438	2,246,206

Property, plant and equipment, net	2,592,628	2,586,187
Goodwill	2,620,594	2,633,174
Other intangibles	2,029,220	2,037,588
Other non-current assets	902,347	868,203
Deferred income taxes	42,817	40,873

Total assets	$10,645,044	$10,412,231

Liabilities and Stockholders’ Equity

Accounts payable	$825,231	$692,338
Accrued liabilities	784,660	855,638
Accrued income taxes	79,635	3,070
Short-term debt	873,783	939,423
Current portion of long-term debt	2,328	2,844

Total current liabilities	2,565,637	2,493,313

Long-term debt	4,088,437	4,086,627
Other long-term liabilities	781,048	787,058
Deferred income taxes	294,373	288,004

Total liabilities	7,729,495	7,655,002

Total stockholders’ equity	2,915,549	2,757,229

Total liabilities and stockholders’ equity	$10,645,044	$10,412,231